EXHIBIT 3.3

                             ARTICLES OF AMENDMENT
                                    TO THE
                           ARTICLES OF INCORPORATION
                                      OF
                        SOUTHWEST BANCORPORATION, INC.


      Pursuant to the provisions of article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its articles of incorporation:

                                  ARTICLE ONE

      The name of the corporation is Southwest Bancorporation, Inc.

                                  ARTICLE TWO

      Article 1 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                                  "ARTICLE 1.

       The name of the Corporation is Southwest Bancorporation of Texas, Inc."

      Section 4.1 of Article 4 of the Articles of Incorporation is hereby amended to read in its entirety as follows:

                  "Section 4.1. AUTHORIZED SHARES. The aggregate number of all classes of stock which the Corporation has authority to issue is 51,000,000 shares, of which (A) 50,000,000 shares shall be Common Stock having a par value of $1.00 per share, and (B) 1,000,000 shares shall be Preferred Stock with a par value of $.01 per share, which may be divided into and issued in series as set forth in this
            Article 4."

      New Sections 7.4 and 7.5 are hereby added to Article 7 of the Articles of Incorporation at the end of such Article 7 as follows:

                  "Section 7.4. SPECIAL MEETINGS OF SHAREHOLDERS. The
            shareholders of the Corporation shall have the power to call a special meeting of the shareholders of the Corporation only upon a written request delivered to the Corporation signed by holders of at least one-third of the outstanding shares entitled to vote at the proposed special meeting.

                  Section 7.5. AMENDMENT OF BYLAWS. The power to amend the
            Bylaws of the Corporation shall be vested exclusively in the Board of Directors."

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                                 ARTICLE THREE

      The above amendments were adopted by the shareholders of the corporation on December 17, 1996.

                                 ARTICLE FOUR

      At the time of adoption, 3,094,006 shares of common stock and no shares of preferred stock were outstanding, and all of such outstanding shares were entitled to vote on such amendments.

                                 ARTICLE FIVE

      The number of shares voted in favor of such amendments was 2,075,729, and the number of shares voted against such amendments was 0.


      Dated the 17th day of December, 1996.


                         SOUTHWEST BANCORPORATION, INC.


                            By: /s/ DAVID C. FARRIES
                                David C. Farries
                                Executive Vice President